Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports 2013 Results

•	Net sales in the year decreased $31.1 million, or 3.6%, versus the same period of 2012.

•	Excluding the effect of unfavorable changes in foreign currency translation of $24.4 million, net sales decreased by 0.8% compared to 2012.

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Net loss for the year was $37.5 million, or $2.03 per share, compared to net income of $22.6 million, or $1.22 per share, in 2012, which included a $45.0 million postretirement benefit curtailment gain due to the termination of certain postretirement benefits for salaried employees and retirees in 2012.

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Operating loss was $19.0 million compared to operating income of $19.9 million in 2012, which included a $45.0 million postretirement benefit curtailment gain due to the termination of certain postretirement benefits for salaried employees and retirees in 2012.

•	EBITDAR from continuing operations for 2013 was $28.1 million compared to $15.7 million in 2012 (EBITDAR is defined below).

ANN ARBOR, Mich. - March 4, 2014 - Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported an operating loss of $19.0 million and a net loss of $37.5 million, or a net loss per share of $2.03, on net sales of $823.6 million for the year ended December 31, 2013. This compares with operating income of $19.9 million and a net income of $22.6 million, or $1.22 per share, on net sales of $854.7 million for 2012, which included a $45.0 million postretirement benefit curtailment gain due to the termination of certain postretirement benefits for salaried employees and retirees in 2012.
Jim Connor, President and CEO stated, “2013 was a very challenging year. The biggest operational challenges we faced were in the areas of new product development, ramping up new products with key customers, and maintaining global quality standards. Key hires recently announced to lead our global engineering and manufacturing functions directly addressed these challenges. With the hiring of Igor Popov as our Chief Restructuring Officer, we have commenced both an operational turnaround and a new strategic planning process that shifts our focus away from dependence upon one-time events and towards sustainable, long-term profitability.”

REVIEW OF OPERATIONS
Revenue: Net sales in the year ended December 31, 2013 decreased by $31.1 million, or 3.6%, compared with the same period of 2012. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $24.4 million, net sales decreased by 0.8% from 2012, primarily due to net decreases in volume and mix, partially offset by net price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 59% of our total sales and decreased by 3.2% to $487.7 million in 2013, when compared to 2012.
Sales of compressors for air conditioning applications and all other applications represented 22% of our total sales and increased by 9.6% to $180.9 million in 2013, when compared to 2012.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 19% of our total sales and decreased by 16.7% to $155.0 million in 2013, when compared to 2012.
Gross profit: Gross profit increased by $13.4 million from $64.7 million, or 7.6% of net sales, in 2012 to $78.1 million, or 9.5% of net sales in 2013. This improvement primarily related to favorable changes in currency exchange effects, manufacturing costs, commodity costs and price increases, partially offset by expenses related to two warranty claims and net unfavorable changes in volume and sales mix.
Impairments, restructuring charges, and other items: We recorded $13.6 million of expense in impairments, restructuring charges, and other items in 2013, compared to $40.6 million of income in the same period of 2012. In 2013, this expense mainly related to severance and business process re-engineering costs at our French location. In 2012, the income related primarily to the curtailment gain on our postretirement benefit plan of $45.0 million.
Loss from Continuing Operations: Net loss from continuing operations for the year ended December 31, 2013 was $34.4 million, or a net loss per share of $1.86, as compared to net income from continuing operations of $23.1 million, or $1.25 per share for the year ended December 31, 2012. The change was primarily related to the postretirement benefit curtailment gain recorded in the second quarter of 2012, higher other impairments, restructuring charges, and other items in 2013 and an income tax benefit in 2012 compared to income tax expense in 2013 which primarily related to the postretirement benefit curtailment, partially offset by higher gross profit and lower selling and administrative expenses in 2013.
Cash Flow: Cash and cash equivalents were $55.0 million at the end of the 2013 and $55.3 million at the end of 2012. Cash provided by operations was $11.6 million in 2013, as compared to $8.8 million in 2012. This change primarily related to decreases in accounts receivable and increases in accounts payable and accrued expenses, partially offset by increases in inventory.
Cash used in investing activities was $22.0 million in 2013 as compared to $5.7 million in 2012. The 2013 cash used in investing activities is primarily related to capital expenditures of $11.8 million and blocked funds of $12.7 million relating to our term loan with PNC Bank.
Cash provided by financing activities was $9.8 million in 2013 compared to cash provided by financing activities of $3.1 million in 2012. The increase in borrowings in 2013 is mainly due to a new term loan financing with PNC.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA from Continuing Operations”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR from Continuing Operations”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net (loss) income.

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET (LOSS) INCOME
(in millions)

	2013	2012
Net (loss) income	$(37.5)	$22.6
Loss from discontinued operations, net of tax	3.1	0.5
Tax expense (benefit)	7.7	(10.2)
Interest expense	9.2	10.2
Interest income	(1.5)	(3.2)
Operating (loss) income	(19.0)	19.9
Depreciation and amortization	33.5	36.4
EBITDA FROM CONTINUING OPERATIONS	$14.5	$56.3
Impairments, restructuring charges and other items	13.6	(40.6)
EBITDAR FROM CONTINUING OPERATIONS	$28.1	$15.7

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, March 5, 2014, at 11:00 a.m. Eastern Time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; ii) our ability to develop successful new products in a timely manner; iii) the success of our ongoing effort to improve productivity and restructure to reduce costs and bring them in line with projected production levels and product mix; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) loss of, or substantial decline in, sales to any of our key customers; vi) current and future global or regional political and economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; vii) increased or unexpected warranty claims; viii) actions of competitors in markets with intense competition; ix) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; x) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; xi) local governmental, environmental, trade and energy regulations; xii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; xiii) significant supply interruptions or cost increases; xiv) loss of key employees; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) risks relating to our information technology systems; xvii) impact of future changes in accounting rules and requirements on our financial statements; xviii) default on covenants of financing arrangements and the availability and terms of future financing arrangements; xix) reduction or elimination of credit insurance; xx) potential political and economic adversities that could adversely affect anticipated sales and production; xxi) in India, potential military conflict with neighboring countries that could adversely affect anticipated sales and production; xxii) weather conditions affecting demand for replacement products; and xxiii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.